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                                                                   EXHIBIT 21(a)

                    Subsidiaries of OXIS International, Inc.

  As of December 31, 2000, the Company's subsidiaries were as follows:

     Name                             Jurisdiction of incorporation
     ----                             -----------------------------
     OXIS Health Products, Inc.               Delaware
     OXIS Therapeutics, Inc.                  Delaware
     OXIS International S.A.                  France
     OXIS Acquisition Corporation             Delaware
     OXIS Isle of Man Limited                 Isle of Man
     OXIS Instruments, Inc.                   Pennsylvania
     OXIS International (UK) Limited          England